UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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Petco Health and Wellness Company, Inc.

(Name of Registrant as Specified In Its Charter)

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On or about May 31, 2024, Petco Health and Wellness Company, Inc. (the “Company”) made available a proxy statement (the “Proxy Statement”) to its stockholders describing the matters to be voted on at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”). The purpose of this supplemental filing is to advise the Company’s stockholders of the appointment of Joel D. Anderson to succeed R. Michael Mohan, interim Chief Executive Officer, as the Chief Executive Officer of the Company, effective as of July 29, 2024, which was announced on July 17, 2024. A copy of the Current Report on Form 8-K and press release announcing this appointment can be found below.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer (“CEO”)

On July 17, 2024, the Board of Directors (the “Board”) of Petco Health and Wellness Company, Inc. (the “Company”) appointed Joel D. Anderson to succeed R. Michael Mohan, interim Chief Executive Officer, as the Chief Executive Officer of the Company (the “CEO Succession”), effective as of July 29, 2024 (the “Transition Date”). As of the Transition Date, Mr. Mohan will remain on the Board as an independent Board member and will lead a new Board committee focused on the Company’s ongoing value creation initiatives, working with Mr. Anderson to ensure a smooth leadership transition and continued execution towards the Company’s objectives.

In connection with the CEO Succession, the Board also increased the size of the Board from 11 to 12 directors, with the newly created directorship being allocated to Class III effective as of the Transition Date, in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws. Mr. Anderson was appointed as a member of the Board to fill such vacancy, effective as of the Transition Date, and will hold such office until the next election of Class III directors and until his successor has been duly elected and qualified or until his earlier death, resignation, removal, retirement or disqualification.

Mr. Anderson, 59, previously served as President and Chief Executive Officer of Five Below, Inc., a specialty value retailer, from February 2015 to July 16, 2024, also serving on its board of directors during that time, and as its President and Chief Operating Officer from July 2014 through January 2015. Prior to Five Below, Mr. Anderson served as President and Chief Executive Officer of Walmart.com from 2011 until 2014 and as the divisional Senior Vice President of the Northern Plains division from 2010 to 2011. Prior to Walmart, Mr. Anderson was President of the retail and direct business units for Lenox Group, Inc. and served in various executive positions at Toys “R” Us Inc. over a 14-year period. Mr. Anderson currently serves as a director of Sprouts Farmers Market. Mr. Anderson holds a Master of Business Administration degree from Harvard Business School and Bachelor of Arts degrees in political science and speech communications from Saint Olaf College.

In connection with the CEO Succession, the Company entered into an offer letter with Mr. Anderson pursuant to which he will receive an annual base salary of $1,300,000 and will participate in the Company’s annual incentive plan, with a target annual bonus of 150% of his base salary, and in the employee benefit and executive perquisite programs provided to other senior executives of the Company. The offer letter also provides for the following initial equity awards, the majority of which are intended to make Mr. Anderson whole for compensation he forfeited with his previous employer: (i) $5,000,000 of restricted stock units; (ii) $5,000,000 of performance stock units; (iii) $2,500,000 of stock options with an exercise price of $5.00; and (iv) $2,500,000 of stock options with an exercise price of $7.50; provided, however, that the exercise price of any grant of stock options will not be less than the closing price of the Company’s Class A common stock on the applicable date of grant. Notwithstanding the foregoing, the grant date value of each stock option grant may be increased to up to $3,750,000 based on any increase in the Company’s stock price prior to Mr. Andersen’s start date. The restricted stock units and stock options will vest as to 34% on the first anniversary of the Transition Date and 16.5% at the end of each six-month period thereafter through the third anniversary of the Transition Date, and the performance stock units will vest based on the Company’s adjusted EBITDA performance over a three-year performance period beginning on February 2, 2025 and ending January 29, 2028.

Under the offer letter, the Company will also provide for: (a) a lump sum relocation allowance of $300,000, subject to pro-rata repayment if he is terminated for “cause” or he resigns without “good reason” (each as defined in the offer letter) prior to the end of 2025, for his relocation to San Diego prior to the end of 2025; (b) financial and tax preparation services of up to $20,000 per year; (c) an annual executive physical with a cost of up to $5,000 per year; and (d) reimbursement of up to $20,000 in legal fees incurred in the negotiation of the offer letter.

In the event Mr. Anderson’s employment is terminated by the Company without cause or by him for good reason, he will be eligible for the following severance benefits, subject to his execution and non-revocation of a release of claims: (i) a lump sum payment equal to 1.5 times his base salary; (ii) payment of a pro-rata portion of the actual annual incentive bonus that he would have earned for the fiscal year in which the termination occurs, pro-rated based on the number of days he is employed during such fiscal year; (iii) a lump sum payment equal to 18 times the monthly premiums for his (and his covered dependents’) participation in the Company’s group health plans pursuant to COBRA; (iv) payment of any earned but unpaid annual incentive bonus for the fiscal year preceding the fiscal year in which the termination occurs; and (v) certain accelerated vesting of the stock options, restricted stock units and, depending on the date of such termination, performance stock units described above.

The foregoing summary of Mr. Anderson’s offer letter does not purport to be complete and is qualified in its entirety by reference to the complete terms of the offer letter filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 17, 2024. Mr. Anderson will also enter into a standard indemnification agreement with the Company, which was previously filed as Exhibit 10.2 to the Company’s Registration Statement, dated December 3, 2020.

Mr. Anderson was not appointed pursuant to any arrangement or understanding between him and any other person. Mr. Anderson does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Anderson has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Petco Names Joel D. Anderson as Chief Executive Officer

30-Year Retail Industry Veteran Named Chief Executive Officer and Member of the Board of Directors

R. Michael Mohan to Lead a New Board Committee Focused on Value Creation

San Diego, July 17, 2024 / PR Newswire / — Petco Health and Wellness Company, Inc. (Nasdaq: WOOF) today announced that the Company’s Board of Directors has appointed Joel D. Anderson to serve as Chief Executive Officer (CEO), effective July 29, 2024. In addition, Anderson has been elected to serve on the Company’s Board of Directors.

“Joel is an inspirational leader and a highly experienced retail CEO,” said Glenn Murphy, Executive Chairman of the Board of Directors. “Over the course of his impressive career he has demonstrated the ability to build and lead great teams while creating significant shareholder value. I look forward to working closely with him as he leads Petco’s initiatives to improve operating and financial results.”

“I am excited to join Petco at a pivotal time as we reposition the business for a stronger future,” said Joel Anderson. “Petco is the leader in pet health and wellness and I see many opportunities to improve performance. I look forward to working closely with Glenn, the leadership team, and the Board of Directors to create value for all our stakeholders.”

R. Michael Mohan will transition from his current role as interim Chief Executive Officer on July 29, 2024 to chair a new Board committee focused on Petco’s ongoing value creation initiatives, working with Anderson to ensure a smooth leadership transition and continued execution towards the company’s objectives.

“On behalf of the Board of Directors, I extend our deepest gratitude to Mike for his dedication and leadership,” Murphy continued. “He has made a meaningful impact as our interim CEO over the past few months, effectively stabilizing our operations and setting us on the path for continued improvements in performance.”

About Joel D. Anderson

Anderson is a highly accomplished retail leader with over 30 years of industry experience with a proven track record of value creation as a public company CEO. He brings deep operational discipline, merchandising skills, and branding expertise and has a passion for leadership development while building strong cultural tenets. Most recently, Anderson served as the CEO of Five Below, Inc. where he led the company’s U.S. expansion from 366 to over 1,500 stores and eCommerce site launch, optimized operations, significantly increased productivity, expanded into new categories, and drove revenue growth from $500 million to more than $3.5 billion.

Anderson previously served for three years as the President and CEO of Walmart.com, leading the multi-billion dollar dot com business unit from 2011 to 2014, and for four years before that as divisional Senior Vice President of the Northern Plains division of Walmart stores, overseeing over 100,000 associates and more than $25 billion in annual sales. Anderson currently serves as a director of Sprouts Farmers Market and is a member of the audit and compensation committees.

About Petco, The Health + Wellness Co.

Founded in 1965, Petco is a category-defining health and wellness company focused on improving the lives of pets, pet parents and our own Petco partners. We’ve consistently set new standards in pet care while delivering comprehensive pet wellness products, services and solutions, and creating communities that deepen the pet-pet parent bond. We operate more than 1,500 pet care centers across the U.S., Mexico and Puerto Rico, which offer merchandise, companion animals, grooming, training and a growing network of on-site veterinary hospitals and mobile veterinary clinics. Our complete pet health and wellness ecosystem is accessible through our pet care centers and digitally at petco.com and on the Petco app. In tandem with Petco Love, an independent nonprofit organization, we work with and support thousands of local animal welfare groups across the country and, through in-store adoption events, we’ve helped find homes for nearly 7 million animals.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. Although Petco believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to, the following: our ability to successfully manage leadership transition, execute on our strategy and drive profitability, and the risk factors we identify in our Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. Petco undertakes no duty to update publicly any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation, or other competent legal authority.

Media Contact: Benjamin Thiele-Long, benjamin.thiele-long@petco.com

IR Contact: InvestorRelations@petco.com

This supplement to the Proxy Statement is first being released to stockholders on or about July 17, 2024, and should be read together with the Proxy Statement. No changes are otherwise being made to the Proxy Statement or the proxy card for the Annual Meeting, as filed with the Securities and Exchange Commission and previously delivered or otherwise made available to stockholders of record as of the close of business on May 28, 2024. The information contained in this supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

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As described in the Proxy Statement, the Annual Meeting will be conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/WOOF2024 on Monday, July 22, 2024 at 8:00 a.m., Pacific Time.

Your vote is important. Information regarding how to vote your shares is available in the Proxy Statement. If you have not already voted, you may vote online or by phone, as indicated on your proxy card or voting instruction form, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. If you have already voted, you do not need to take any action unless you wish to change your vote. Information regarding how to revoke your proxy and change your vote at any time before the final vote at the Annual Meeting is available in the Proxy Statement.

Only stockholders of record as of the close of business on May 28, 2024 or their proxy holders may vote at the Annual Meeting.

The Proxy Statement, along with the supplemental proxy materials, Notice of Internet Availability of Proxy Materials and the Company’s 2023 Annual Report are available at www.proxyvote.com.

Thank you for your continued support and your interest in Petco Health and Wellness Company, Inc.

Giovanni Insana

Chief Legal Officer and Secretary

San Diego, California

July 17, 2024